                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT is made and entered into as of January 7, 1997 by and between PREMIERE RADIO NETWORKS, INC. ("Company), a Delaware corporation, and ERIC R. WEISS, an individual ("Consultant").

                                   WITNESSETH

     In consideration of their mutual covenants contained herein and certain other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. DUTIES. During the Term (as defined below) of this Agreement, Consultant agrees to render consulting services to Company on the following terms and conditions:

          (a) Consultant shall devote not less than 1,000 hours per year to the following operations and business of Company, as reasonably requested from time-to-time by Company: (i) Consultant shall oversee the integration of After Midnight Entertainment, Inc. ("AME") into Company, (ii) search for and assist with new acquisitions, (iii) develop new radio programming, (iv) assist with existing Company network radio businesses (such existing Company network radio businesses being radio program production, research for radio stations, services for radio stations, sale of network radio inventory and clearance of radio affiliates; collectively, the "Exclusive Businesses"), (v) upon reasonable notice:

          (X) consult with the Chief Executive Officer ("CEO) and other officers of Company and with members of the Executive Committee of the Board of Directors of Company (the "Executive Committee"); PROVIDED, HOWEVER, notwithstanding the foregoing, (A) Consultant shall devote time to such operations and business at a rate of 500 hours per year from and after the withdrawal of his title "Vice Chairman" under paragraph 3(b) below, (B) Consultant shall devote time to such operations and business at a rate of 250 hours per year from and after his resignation or removal from the Board for any reason other than as a consequence of sale of the Company (a "Sale"), and (C) Consultant shall devote time to such operations and business at a rate of 250 hours per year from and after his resignation or removal from the Board as a consequence of a Sale, UNLESS, within 20 days following the consummation of a Sale, Consultant shall have notified Company of Consultant's election not to reduce his required rate of time per year (such a notice provided within such 20 day period being referred to herein as a "Non-reduction Notice"), in which event, Consultant shall be given the title "Vice Chairman of Premiere Radio Networks", notwithstanding that he does not occupy a position on the Board, but subject to the provisions of paragraph 3 hereof; and

          (Y) attend meetings and/or travel at Company's request, at the expense of Company, with travel arrangements and accommodations equivalent to those afforded the senior management of Company.
     Company may, in its sole and complete discretion: (i) elect to utilize Consultant's services for some or all of the foregoing, or to not utilize Consultant's services, and/or (ii) engage additional consultants and hire employees to perform services which might be otherwise performed by Consultant hereunder.

          (b) Consultant shall report to the CEO, and any and all responsibilities, rights or privileges exercised or held by Consultant shall be subject to the approval by the CEO and/or the Executive Committee. Consultant shall be subject to, and shall abide by, all of Company's regular policies and practices.

          (c) Except as described in this paragraph 1(c) Consultant shall not be required, as a part of this Agreement, to perform legal services. Any legal services that Company requests Consultant to perform shall be subject to separate negotiations and fees, should Consultant agree to perform such services. Notwithstanding the foregoing, Consultant may be required, as a part of his duties under this Agreement, to review and comment on proposed contracts, term sheets and deal memoranda and to draft term sheets and deal memoranda, but Consultant shall not be required to draft contracts.

     2. TERM. Consultant's services hereunder shall commence on January __, 1997, and shall continue for a period of two (2) years, unless terminated earlier as set forth herein (the "Term"). January 7, 1999 is referred to herein as the "End Date").

     3.   TITLE.

          (a) Company does not object to the Designation Letter between Consultant and Stephen Lehman of even date herewith (the "Designation Letter").

          (b) At any time during the Term during which Consultant shall be a member of the Board, Consultant shall be given the title "Vice Chairman of the Board of Directors". At any time following Consultant's removal or resignation from the Board as a consequence of a Sale with respect to which Consultant shall have provided a Non-reduction Notice to Company, Consultant shall be given the title "Vice Chairman of Premiere Radio Networks" (the title "Vice Chairman of Premiere Radio Networks" and "Vice Chairman of the Board of Directors" being referred to herein collectively as the title "Vice Chairman"). Notwithstanding the foregoing, (i) during the initial six month period following the Closing Date (as defined in that certain Agreement and Plan of Merger between Company and AME), Company may withdraw the title of "Vice Chairman" if in the business judgement of the Executive Committee it is necessary or appropriate to confer such title in connection with the consummation of an acquisition and in the business judgement of the Executive Committee it would interfere in Company's ability to consummate such acquisition on the best economic terms if Consultant should continue also to have such title; (ii) at any time following six months from the Closing Date, upon the determination of either member of the Executive Committee, Company may, in its sole and complete discretion, elect to withdraw the title of "Vice Chairman", (iii) such title shall confer on Consultant no authorities, responsibilities, rights or privileges which he would not possess without such title, (iv) such title shall not be exclusive to Consultant, and Company may simultaneously confer such title on one or more other persons at any time, in its sole and complete discretion,
(v) if at any time during the Term Consultant shall not hold the title "Vice Chairman", he shall hold such title as is mutually agreeable to Consultant and both members of the Executive Committee, (vi) Consultant shall at all times during the Term be entitled to use such title as he may then hold on his Company business cards and letterhead, and (vii) except as provided in the foregoing clause (vi) or as required by law, Company may in its sole and complete discretion, but shall not be obligated to, list or identify Consultant or any title he shall hold from time to time in any Company advertisement, publicity, filings with the Securities and Exchange Commission or other governmental entity, press release or other Company materials.

     4. COMPENSATION. In consideration for the services to be rendered by Consultant during the Term, Company shall pay Consultant Eighty Nine Thousand Dollars ($89,000.00), payable over the Term (the "Retainer") in equal monthly installments commencing one month after the Closing Date. Except as provided in this Agreement and the Transaction Agreement, Consultant shall not be entitled to receive any fees, bonuses, benefits or other compensation from Company (including fees payable with respect Board membership).

     5.   ADDITIONAL COMPENSATION.

          (a) Company shall pay to Consultant a "Program Bonus" equal to 20% of the annual pre-tax cash flow of any new programs and services created and developed during the term of this Agreement ("New Programs") by Consultant; provided that with respect to any New Programs created and developed by Consultant jointly with a third party selected by Consultant during the Term, Consultant shall agree in writing with such third party as to what portion (if any) of such Program Bonus such third party is to share, a copy of which agreement Consultant shall promptly provide to Company. Notwithstanding the foregoing, (i) Consultant and such third party (if any) shall not be entitled to receive a Program Bonus from any New Program after the fifth anniversary of the date such New Program was first aired or the service first provided if Consultant is not then employed by Company, and (ii) all amounts to be shared with a third party shall be apportioned between Consultant and such third party as they shall agree.

     As used herein, pre-tax cash flow shall mean the aggregate non-refundable gross revenues actually collected during such period from all New Programs less agency commissions, refunds, rebates discounts and adjustments (the "Adjusted Gross Revenues"), less (i) a sales representation and affiliate clearance fee equal to 20% of Adjusted Gross Revenues, (ii) Actual New Program Costs (as defined herein) and (iii) with respect to any

New Program, any loss carryforwards from previous periods with respect to such New Program. As used herein, Actual New Program Costs shall include all direct out-of-pocket costs actually paid or payable to develop, produce or distribute the New Programs, including, but not limited to: station compensation; internet distribution and execution costs; broadcast liability insurance; advertising; publicity; promotion; travel; messenger; courier; telephone specifically used in connection with the broadcast of the New Programs (i.e., listener call-in lines or program faxes); cost of satellite time; third-party or talent profit participations and/or royalties, however denominated; salaries and benefits payable to New Program talent and personnel; compact disc mastering, pressing and distribution; affidavit printing; trafficking; third-party legal and accounting; and collection costs (but not Company's internal, normal overhead, sales and affiliate marketing costs). Program Bonuses payable under this paragraph 5(a) shall be payable annually promptly following the completion of Company's annual audit. All allocable costs shall be allocated by Company on a reasonable good faith basis.

          No payment shall be made to Consultant for any New Programs heretofore or in the future developed for AME. Except as set forth above, no payments shall be made to Consultant with respect to other New Programs.

          (b) Company shall pay to Consultant an "Advertising/Promotion Bonus" equal to: (i) Five Percent (5%) of "Adjusted Gross Revenues" for any new advertising revenues Consultant obtains for Company; plus (ii) Five Percent (5%) of "Adjusted Gross Revenues" for any new promotional revenues Consultant obtains for Company. The foregoing amounts shall be payable solely with respect to Adjusted Gross Revenues from or on account of new clients which (i) did not advertise or incur promotional expenditures in network radio on or before the date hereof, and (ii) Consultant contacted or approached only after obtaining the prior approval of the CEO. As used herein, "Adjusted Gross Revenues" shall mean non-refundable amounts actually received by Company, net of actual advertising agency commissions and, with respect only to promotional revenues, also all direct and allocable costs incurred by Company to generate such revenue and service the account.

          (c) Company shall pay Consultant an "Transaction Fee" equal to the following amounts, for any acquisition Consultant obtains for Company, determined by adding the following amounts:

               (i) For the first One to Ten Million Dollars of Purchase Price, the fee shall be Two and One Half Percent (2-1/2%) of such portion of the Purchase Price;

               (ii) For the next Ten Million to Twenty Million Dollars of Purchase Price, the fee shall be Two Percent (2%) of such portion of the Purchase Price;

               (iii) For the next Twenty Million to Thirty Million Dollars of Purchase Price, the fee shall be One and One Half Percent (1-1/2%) of such portion of the Purchase Price;

               (iv) For the next Thirty Million to Forty Million Dollars of Purchase Price, the fee shall be One Percent (1 %) of such portion of the Purchase Price;

               (v) For any portion of the Purchase Price in excess of Forty Million Dollars, the fee shall be One Half of One Percent (1/2%) of such portion of the Purchase Price.

               For purposes of this paragraph 5(c), "Purchase Price" for any such acquisition shall mean the aggregate of (i) the amount of any cash paid PLUS (ii) the fair market value of securities paid, PLUS (iii) all amounts payable under non-compete agreements entered into in connection therewith, PLUS
(iv) all amounts payable under consulting agreements entered into in connection therewith other than such amounts payable for work justified by billing statements and other justification therefor on an "actual work performed" basis PLUS (v) the principal amount of any funded debt assumed in connection therewith (including funded debt to which such acquisition is taken subject), subject to adjustment to fair market value in the good faith judgment of the Company, MINUS
(vi) the value of any cash or cash equivalents acquired in such acquisition.
The fair market value of securities shall be determined in good faith by Company taking into account any restrictions on the alienability thereof, any credit risk associated therewith, and other characteristics thereof which are normally utilized by investment banks in valuing securities and which Company in good faith deems material for such purpose. The "Purchase Price" shall in no event include any fees or costs incurred by Company in connection with an acquisition, including without limitation investment banking fees, legal costs, transactional expenses, consulting payments (except to the extent provided under clause (iv) above), amounts to become due under employment agreements, or other similar amounts, nor shall the Purchase Price include any liabilities assumed by Company in connection with such transaction, other than debt assumed to the extent provided under clause (v) above. Notwithstanding anything to the contrary in this paragraph 5(c), no fee shall be paid under this paragraph 5(c) with respect to any acquisition (i) from a person or entity approached or contacted by Consultant without the prior written approval of the Executive Committee, or
(ii) which closes more than 120 days after the end of the Term. Consultant shall endeavor in every case to secure the lowest possible Purchase Price and overall acquisition cost for Company for each acquisition, notwithstanding the fact that Consultant's compensation does or may increase if the Purchase Price increases. For purposes of this paragraph 5(c), "funded debt" shall mean debt which arises under a bond indenture, bank credit facility, loan agreement or any facility similar to the foregoing, but in no event shall include obligations arising under factoring facilities, lease obligations required to be capitalized under Generally Accepted Accounting Principles, or obligations arising under facilities similar to the foregoing.

          (d) Company shall render monthly statements to Consultant, within 60 days after the end of each month, for any month in which bonuses or other compensation would be due to Consultant pursuant to paragraphs 5(a), (b) or (c). Each such statement shall indicate in reasonable detail the basis for the computation. In connection with each such statement,

Company shall be entitled to deduct and withhold reasonable reserves with respect to anticipated costs relating to promotional revenues or services which are deductible under paragraph 5(b), provided that such reserves will be liquidated within one year after the creation thereof. Concurrent with each such statement, Company shall remit to Consultant any amounts due with respect to the computations made therein. Consultant shall have the right to cause an annual audit to be conducted with respect to such statements and any bonuses or other compensation due to Consultant pursuant to paragraphs 5(a), (b) or (c), and, upon 15 days prior notice thereof to Company by Consultant, Company shall at reasonable times, during normal business hours and in a manner which shall not disturb or disrupt the operations of Company or its officers, employees or accountants, permit Consultant or any accountants retained by him, to examine and make copies of and abstracts from the Company's records and books of account which pertain to the permitted matters of such audit.

          (e) Notwithstanding anything to the contrary in this Agreement, (i) Company shall not be obligated to proceed with any proposed acquisition, transaction or project identified by Consultant, and (ii) neither Company nor Consultant makes any representation or warranty as to the success of any such acquisition, transaction or project, or the amounts, if any, which might become payable to Consultant or Company, as appropriate, as a result of any thereof.

     6.  OPTIONS.

          (a) Consultant shall enter into Company's standard stock option agreement, except that if and to the extent any of the terms thereof shall conflict with the terms hereof, the terms hereof shall control.

          (b) In connection with Consultant's agreeing to serve on the Board of Directors of Company, Company shall issue to Consultant options to purchase 30,000 shares of the Class A Common Stock of Company ("Class A Stock"), at a price equal to $11.00 (the "Option Price"). Options to purchase 5,000 shares shall vest, subject to the provisions of paragraphs 9 and 11 hereof, on the last day of each of the six calendar quarters following the Closing Date. No options issued pursuant this paragraph 6(b) shall vest at any time the Consultant shall not be a member of the Board for any reason whatsoever, except that if Consultant shall resign from the Board pursuant to a request by Lehman to do so which is not based upon Consultant's breach of this Agreement, disability or death, as provided in the Designation Letter, the options shall instead vest on the following schedule: 50% if such resignation shall occur within six months from Closing; 75% if such resignation shall occur subsequent to six months from Closing but prior to one year from Closing; and 100% if such resignation shall occur following one year from Closing. Notwithstanding the foregoing, if Lehman shall request Consultant's resignation from the Board in connection with a sale of Company, then paragraph 9 shall determine the vesting schedule of such options.

          (c) Upon the Closing, Company shall grant Consultant an additional option to purchase Forty Thousand (40,000) shares of Company's Class A Common Stock at a price equal to the Option Price. Options to purchase 5,000 shares shall vest, subject to the provisions of paragraphs 9 and 11 hereof, on the last day of each of the eight calendar quarters following the Closing Date.

          (d) Company shall use its commercially reasonable efforts to prepare and file a Form S-8 respecting the options contemplated by this paragraph 6 and the Class A Common Stock, and to maintain such filing current during the term of this Agreement.

     7.  BENEFITS.

          (a) Company shall provide Consultant with a furnished office at Company's headquarters at 15260 Ventura Boulevard, Suite 500, Sherman Oaks, California, or, if Company's headquarters shall be relocated to a location within the greater Los Angeles area, at such location. In addition, Company shall provide Consultant with a secretary who shall be available on a non-exclusive basis to perform secretarial services for Consultant. Consultant shall pay Company a fee of $2,500 per month for the services provided by Company under this paragraph 7(a) for each month of the Term for which the Retainer is paid, whether or not used by Consultant.

          (b) Company shall reimburse Consultant in accordance with its usual policies for all (i) reasonable and necessary meal expenses incurred in connection with Company business, and (ii) other reasonable and necessary pre-approved expenses, incurred by Consultant in connection with the business of Company, including any reasonable entertainment expenses related to the business of Company, all such expenditures described under (i) and (ii) to be paid promptly after presentation by Consultant, from time to time, of itemized accounts thereof.

          (c) Consultant shall reimburse Company for costs incurred by Company in connection with any business of Consultant other than Company's business.

     8. NON-COMPETITION. Company and Consultant hereby acknowledge and agree that except as set forth in paragraph 11(f), from the Closing Date until the End Date, Consultant shall not, as owner, employee, associate, partner, officer, director, shareholder, consultant, manager, or in any related capacity (whether for consideration or not) engage in, carry on, or participate in Exclusive Businesses as described in paragraph 1 hereto (including the business of consulting in the matters of Exclusive Businesses). Nothing in this Agreement shall prevent Consultant from engaging in any other business activities, including other activities in radio, which are not included within the meaning of Exclusive Businesses or from owning for investment purposes up to 2% of the stock of any publicly traded company. In addition, nothing in this Agreement shall prevent Consultant from performing legal services for any talent in the area of Exclusive Businesses provided such services are rendered in connection with the preparation, negotiation and documentation of talent agreements.

     9.   SALE OF COMPANY.    In the event of any sale (including, without
limitation, pursuant to a tender offer) of Company during the Term Consultant's options pursuant to paragraph 6 shall immediately vest.

     10.  INDEMNITY.

          (a) Each party hereto hereby represents and warrants to the other that such party is duly authorized to enter into this Agreement.

          (b) Company hereby agrees to indemnify, defend and hold harmless Consultant and each of Consultant's heirs, executors, administrators, attorneys, agents, employees, representatives, successors and assigns ("Company Indemnified Parties") from and against all loss, damage, liability, cost, expense or injury suffered or sustained by him by reason of any acts or omissions from the date of execution of this Agreement to the date of termination of this Agreement, whether or not the event of loss occurs during or after such term arising out of his activities as a shareholder, officer, Consultant and/or director of Company, including but not limited to securities, law claims, (collectively designated as "Consultant Events of Loss"), including but not limited to any judgment, award, settlement, attorneys' fees and/or costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that, notwithstanding the foregoing, the Consultant Indemnified Parties shall not be indemnified against any Consultant Events of Loss attributable to or in connection with any action or failure to act by the Consultant or such Company Indemnified Party's constituting (1) a criminal act under applicable federal or state laws, (2) intentional fraud under any applicable statute or common law, and (3) Consultant's or such Company Indemnified Party's own gross negligence or wilful misconduct.

          (c) Consultant hereby agrees to indemnify, defend and hold harmless Company and agents, employees, representatives, successors and assigns ("Consultant Indemnified Party", and together with Company Indemnified Parties, the "Indemnified Parties") from and against all loss, damage, liability, cost, expense or injury suffered or sustained by him by reason of Consultant's (1) criminal act under applicable federal or state laws, (2) intentional fraud under any applicable statute or common law, and (3) Consultant's gross negligence or wilful misconduct (collectively designated as "Company Events of Loss", and, together with the Consultant Events of Loss, the "Events of Loss), including but not limited to any judgment, award, settlement, attorneys' fees and/or costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that, notwithstanding the foregoing, the Consultant Indemnified Parties shall not be indemnified against any Events of Loss attributable to or in connection with any action or failure to act by Company's or such Consultant Indemnified Party constituting (1) a criminal act under applicable federal or state laws, (2) intentional fraud under any applicable statute or common law, or (3) Company's or such Consultant Indemnified Party's own gross negligence or wilful misconduct.

          (d) The Indemnified Party shall give written notice to Company or Consultant, as appropriate (the "Indemnifying Party"), of the nature, amount and cause of any claims for indemnification or the commencement of such action or proceeding in reasonable detail promptly after receipt by the such Indemnified Party of notice of any claim or the commencement of any action or proceeding, if a claim with respect thereto is to be made against such Indemnifying Party of the nature described in this paragraph 10. Indemnifying Party shall, at its option, compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability. The Indemnified Party agrees to cooperate fully with Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. The Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability, although Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expenses incurred by Indemnified Party subsequent to the receipt of notice from Indemnifying Party of Indemnifying Party's election to assume the defense of any Events of Loss if Indemnifying Party is diligently undertaking such compromise or defense. Indemnifying Party may settle or compromise any claim against an indemnified party only if such compromise or settlement results in an unconditional release of the Indemnified Party.

     11.  TERMINATION.

          (a) Consultant may terminate this engagement without cause at any time upon at least thirty (30) days prior written notice to Company. Upon such termination, except as described in paragraph 11(f), Consultant and Company shall have no further obligations to each other under this engagement. If Consultant so terminates this engagement, Company may specify an earlier termination date. In addition, at any time following Consultant's removal or resignation from the Board as a consequence of a Sale with respect to which Consultant shall not have provided a Non-reduction Notice to Company, Company may terminate this engagement pursuant to this paragraph 11(a), and such termination shall have the same effect a termination by Consultant under this paragraph 11(a).

          (b) Company may terminate this engagement "without cause" (that is, other than for reasons described in paragraphs 11(c), (d) and (e)) at any time upon written notice to Consultant. Upon such a termination, (i) Company shall pay Consultant the Retainer through the End Date at the time such Retainer would otherwise be payable, (ii) Company will pay all bonuses payable pursuant to paragraph 5 above, if any, as though the Term had expired on the End Date, and
(iii) subject to the provisions of paragraph 9 if (and only if) Consultant confirms that Consultant will be bound by paragraph 8 hereof as described below and Consultant is not in breach of his material obligations hereunder, including, without limitation, paragraph 8 hereof, all of the options described under paragraph 6 above shall vest at the times provided herein as if Consultant had remained engaged hereunder and on the Board through the End Date. Notwithstanding the foregoing, following a termination without cause, except as described in paragraph 11(f), Company shall have no further obligation to Consultant under this Agreement if Consultant shall (i) fail to promptly, upon Company's request, execute and deliver a written agreement that Consultant shall remain bound by paragraph 8 hereof through the End Date, or
(iii) Consultant shall breach any of his obligations under paragraph 11(f).

          (c) Company may terminate this engagement upon written notice to Consultant by reason of Consultant's Disability. For the purpose of this Agreement, "Disability" shall be defined as inability by Consultant, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances which is covered below), accident, mental deficiency or similar incapacity, to render his regular duties for Company required pursuant to this Agreement for a period of 90 days in any twelve (12) month period. Any termination pursuant to this paragraph 11(c) hereof shall not be deemed to be for "Cause", but shall have the same financial consequences as a termination under paragraph 11(d).

          (d) This engagement shall be deemed to terminate upon the death of Consultant. In the event of Consultant's death, Company shall pay to the persons designated by Consultant or, in the event Consultant fails to designate such persons, to Consultant's estate any accrued but unpaid Retainer to the date of death and any amounts payable pursuant to paragraph 5 above, if any. Company shall have no further obligation to Consultant and any options not vested as of such date shall expire.

          (e) Company may terminate this engagement for "cause" (as hereinafter defined); provided that no termination for cause shall be made or take effect unless such termination is approved by the Executive Committee. Upon a termination for "cause," Company shall pay Consultant any accrued but unpaid Retainer through the date of termination and accrued but unpaid bonuses and other compensation under paragraph 5. Except as described in paragraph 11(f), Company shall have no further obligation to Consultant and any options not vested as of such date shall expire. Company may set-off against such payments any damages it may have and no such termination or set-off is an election of remedies. For purposes hereof the term "cause" shall mean any of the foregoing:

               (1) The failure of Consultant to perform any of his material obligations under this Agreement or Consultant's holding himself out to the public as having authority inconsistent with this Agreement which failure or fact shall remain uncured for twenty (20) business days following notice to Consultant (provided that Consultant shall not be entitled to notice or an opportunity to cure for any additional failures or facts relating to the same facts and circumstances for which a notice was previously delivered and occurring within six months of receipt of a notice);

               (2) Consultant has committed intentional fraud, or committed material acts of misappropriation, embezzlement, and insider trading;

               (3) Consultant is convicted of, or pleads guilty or nolo contendere to, a felony.

          (f) Notwithstanding anything to the contrary in paragraph 11 hereof, paragraphs 8, 10, 12, 13, 14, 15, 16, 17, 18, 19 and 22 shall survive any termination or expiration of the Term hereof, provided that paragraph 8 shall expire: (i) upon the effectiveness of Consultant's termination under paragraph 11(a); (ii) upon the effectiveness of a termination without cause under paragraph 11(b), if Consultant does not within 10 days after Consultant's receipt of a termination notice from Company confirm in writing that paragraph 8 shall continue to bind Consultant through the End Date, or (iii) in any event, on the End Date.

     12. COOPERATION FOLLOWING TERMINATION. Following termination of this Agreement, regardless of the reason for such termination, Consultant shall cooperate in all reasonable respects with Company in the prosecution of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement, PROVIDED, Company shall reimburse Consultant for all reasonable out of pocket expenses incurred in connection therewith promptly after presentation of invoices therefor. Consultant acknowledges that he may be required to give testimony at trial or deposition or give declarations. If Consultant shall be required to spend a material amount of time, Company shall compensate Consultant at an hourly rate equal to $250. Notwithstanding the foregoing, Company shall not be obligated for Consultant's expenses arising out of, or hourly compensation for time required in respect of, Consultant's compliance with any subpoenas issued by or on behalf of any party other than Company, Company shall use its best efforts to provide Consultant with reasonable prior notice of any actions required of him. Following termination of Consultant's engagement, regardless of the reason for such termination, Consultant shall immediately resign from the Board.

     13. NOTICE. Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or seventy-two (72) hours after mailing if mailed to the party to whom notice is to be given by depositing it in the United States mail, in a sealed envelope by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows:

          If to Company:

               Premiere Radio Networks, Inc.
               15260 Ventura Boulevard, Suite 500
               Sherman Oaks, CA 91403
               Attention:  Stephen C. Lehman

          If to Consultant:

               Mr. Eric R. Weiss
               245 Tranquillo Road
               Pacific Palisades, CA 90272

          With a copy to:

               Carol Perrin, Esq.
               6300 Wilshire Boulevard, Suite 1850
               Los Angeles, CA 90048


     14. SEVERABILITY. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstances, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     15.  GOVERNING LAW; RESOLUTION OF DISPUTES.

          (a) The validity, interpretation, performance and enforcement of this Agreement shall be controlled by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles. Notwithstanding the foregoing, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by the appointment of a retired judge of the Superior or Appellate courts of California who shall act pursuant to Section 638(1) of the California Code of Civil Procedure "to try any and all of the issues in an action or proceeding, whether of fact or of law, and to report a state of decision thereon." The parties stipulate to the use of the reference procedure and agree that the Superior Court of Los Angeles County of the State of California may issue such orders as are necessary to implement the parties' intent that any such controversy or claim shall be resolved through the use of the reference procedure. THE PARTIES EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT OR THE BREACH HEREOF.

          (b) The parties shall be entitled to discovery as provided in the California Code of Civil Procedure. However, the referee may regulate the extent and scope of such discovery based upon the nature of the controversy, the amounts involved and the expected benefits from any discovery.

          (c) If the parties are unable to agree on the appointment of a retired judge to serve as a referee, then the court shall appoint a retired judge to act as the referee.

          (d) The referee shall apply applicable substantive law and the rules of evidence set forth in the California Evidence Code and applicable case authority. The parties shall not be required to file formal pleadings and shall take other steps as may be appropriate and necessary to assure that any controversy be resolved as efficiently and expeditiously as possible.

          (e) The decision reached by the referee shall be entered as a judgment of the Superior Court appointing the referee and such decision shall be fully appealable.

          (f) All fees and expenses of the referee shall be initially borne on a pro rata basis by the parties, but shall be recoverable by the prevailing party. All fees and expenses of counsel to each party shall be initially borne by such party, but the referee shall have the power to order that reasonable fees and reasonable expenses of counsel be recovered by the prevailing party.

     16. ASSIGNMENTS. Neither party shall have any right to assign this Agreement or to delegate any rights, duties or obligations hereunder. Consultant hereby expressly agrees that this Agreement is personal to him and that the rights and interests of Consultant hereunder may not be assigned, nor may his obligations and duties hereunder be delegated, except upon Consultant's death, any rights remaining shall pass to Consultant's estate, beneficiaries, heirs, assigns, or transferee, as applicable.

     17.  INTELLECTUAL PROPERTY.

          (a) Consultant shall disclose in writing to Company complete information concerning all intellectual property pertaining, directly or indirectly, to the Exclusive Business, including, but not limited to, such original works of authorship, trademarks, service marks, and trade secrets, (hereinafter sufficient to as "intellectual property") which are made, developed, created, devised, conceived, perfected, reduced to practice or discovered by Consultant, either solely or in collaboration with others, during the period of his engagement by Company in connection with the Exclusive Business, whether or not during regular working hours, relating either directly or indirectly to the business, products, programs, practices or techniques of Company or resulting from any work performed by Consultant for Company. Company shall have complete control (artistic and otherwise) over any such intellectual property.

          (b) All copyrightable works with regard to paragraph 17(a) above, will be deemed "specially commissioned works" as defined in Section 101 of the Federal Copyright Act and such copyrightable works shall exclusively belong to Company. In the event that Section 101 of the Copyright Act is found to be inapplicable, Consultant will assign all right, title and interest in and to such copyrightable works to Company. In addition, Consultant will, upon request and without further compensation therefore, but at no expense to Consultant, assist Company in obtaining all registrations for such copyrights pursuant to paragraph 17(c) below.

          (c) Consultant will, at any time during his the term of this Agreement, or thereafter, upon request and without further compensation therefore, but at no expense to Consultant, do all lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of Company, its successors or assigns, may be necessary or desirable for obtaining registrations for intellectual property, including, but not limited to trademarks, service marks, and copyrights, in the United States and throughout the world.

          (d) For avoidance of doubt, all network radio programs and network radio services developed by Consultant during the term of this Agreement directly or indirectly related to the Exclusive Business shall be the property of Company and as between Consultant and Company, Company shall have final control over the development and distribution and all artistic and business aspects of the programs and services.

     18. CONFIDENTIALITY. Without the express prior consent of Company, and except to the extent disclosure is required by a court or other governmental agency of competent jurisdiction, Consultant shall not disclose to any person, other than members of the Board, Company's management or its counsel, any confidential information, material, document or other such confidential item concerning Company, its affairs or business unless said information, material or document has been made public by Company by a filing with the Securities and Exchange Commission which has become effective, or has otherwise been disclosed publicly by Company or a person other than Consultant/.

     19. RELATIONSHIP. Nothing contained herein shall be construed as creating an employer-employee relationship/joint venture or partnership between the parties hereto. All sums payable by Company to Consultant hereunder shall be paid in full without offset for employer taxes, unless Company is specifically directed by any federal or state or governmental agency to deduct from the sums payable to Consultant hereunder such amounts as may be required by law for the purpose of paying worker's compensation insurance, payroll or social security taxes of any types whatsoever, both state and federal, and in addition thereto, such amounts as may be so specifically directed and required to be withheld for United States Federal or California state income or withholding taxes.

     20. PUBLICATIONS. Provided Consultant is available Company hereby agrees to consult with Consultant on the terms of any press releases of Company regarding Consultant. Company, in compliance with the provisions of this paragraph 20, agrees to issue a press release announcing Consultant's appointment to the Board, the provision of which notice is subject to Consultant's approval, which approval shall not be unreasonably delayed or denied.

     21. INSURANCE. Consultant agrees to submit himself, for physical examination by any physician designated by the Board as required or advisable in connection with the obtaining of any keyman insurance policy or similar coverage which Company may reasonably wish to obtain. The cost and expenses for such medical examinations and any such insurance shall be borne by Company. Company shall be the beneficiary of any such insurance.

     22. MODIFICATIONS; PRIOR AGREEMENTS. No modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by both parties hereto. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion. The parties hereto understand and agree that this Agreement and the Transaction Agreement of even date herewith is intended to supersede and replace any and all agreements previously entered into, by and between Company and Consultant, written or oral, relating to Consultant's consulting with Company and sets forth the parties' complete understanding regarding the within subjects. No representation has been made except as expressly set forth herein. Paragraph headings and captions appearing herein are for convenience of reference only, and do not constitute part of this Agreement.

     23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, including by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date set forth below.

                                "CONSULTANT"


Date: 1/7/97                    /s/ Erice R. Weiss
      ----------------          ------------------------------------------
                                ERIC R. WEISS



                                "COMPANY"

                                PREMIERE RADIO NETWORKS, INC.


Date:    1/7/97                 /s/ Steve Lehman
      ----------------          ------------------------------------------
                                By: SteveLehman
                                    --------------------------------------
                                    President